UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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iCAD, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

April 11, 2013

Dear Fellow Stockholders:

You are cordially invited to attend iCAD, Inc.’s Annual Meeting of Stockholders which will be held on Monday, May 20, 2013, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

Kenneth Ferry
President and Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2013

To the Stockholders of iCAD, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) will be held on Monday, May 20, 2013, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174, for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To approve an amendment to our Certificate of Incorporation to decrease our authorized common stock;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (“Say on Pay Vote”);

4.	To approve, by non-binding advisory vote, the frequency of future non-binding advisory votes on resolutions approving future named executive officer compensation (“Say When on Pay Vote”);

5.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 28, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your Board of Directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the Annual Meeting is in the best interest of the Company and its stockholders and, accordingly, unanimously recommends a vote “FOR” such nominees. The Board of Directors recommends that you vote “FOR” approving an amendment to the Company’s Certificate of Incorporation to decrease the authorized capital stock, and “FOR” the Say on Pay Vote and Say When on Pay Vote. Further, the Board of Directors recommends a vote “FOR” ratifying the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm.

By Order of the Board of Directors,

Kevin C. Burns
Executive Vice President of Finance and Chief
April 11, 2013	Financial Officer, Treasurer and Secretary

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS

OF iCAD, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES)

HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE

BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF iCAD, INC. STOCK TO GAIN ADMISSION TO THE MEETING.

2

iCAD, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of iCAD, Inc. (the “Company”, “iCAD”, “we”, “us”, or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 20, 2013, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about April 12, 2013.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

The address and telephone number of the principal executive offices of the Company are:

98 Spit Brook Road,

Suite 100

Nashua, NH 03062

Telephone No.:

(603) 882-5200

If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

At the Annual Meeting, the stockholders of the Company will vote on proposals (1) to elect eight individuals to serve as directors, (2) to approve an amendment to our Certificate of Incorporation to decrease our authorized common stock, (3) To approve by non-binding advisory vote the resolution on named executive compensation, (4) To approve by non-binding advisory vote, the frequency of future non-binding advisory votes on resolutions on approving future named executive compensation, (5) to ratify the appointment of BDO USA, LLP as the Company’s independent accountants for the fiscal year ending December 31, 2013, and (6) any other matters properly brought before the Annual Meeting or any adjournment or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2013: This Proxy Statement and the Company’s Annual Report to Stockholders are available for review on the Internet at http://www.cstproxy.com/icadmed/2013.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card.

You may also vote by attending the meeting Annual Meeting and voting in person.

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s Common Stock at the close of business on March 28, 2013, (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 10,831,495 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters. There are no cumulative voting rights.

VOTING PROCEDURES

The directors will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock that are present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Therefore, the nominees receiving the greatest number of votes cast at the meeting will be elected as directors of the Company. The affirmative vote of a majority of the issued and outstanding shares of Common Stock will be required to approve the proposal to amend the Company’s Certificate of Incorporation decrease our authorized common stock. All other matters at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock cast with respect thereto, provided a quorum is present. A quorum is present if, as of the Record Date, at least a majority of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting.

Votes will be counted and certified by one or more Inspectors of Election who are expected to be an employee of either Continental Stock Transfer & Trust Company, the transfer agent for the Common Stock or a representative of the Company’s legal counsel. In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the election of directors. For purposes of determining approval of any other matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter, although it will have the same practical effect as a vote against the proposal to amend the Company’s Certificate of Incorporation to decrease our authorized common stock.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. If a proxy is executed but no instructions as to how to vote are given, the persons named as proxies in the accompanying proxy card intend to vote to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 described below. The other matters to be voted upon at this meeting are considered “non-routine” and brokers may not vote such matters in their discretion in the absence of specific instructions from the stockholder.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the annual election of all of its directors. Currently, at each Annual Meeting of Stockholders, directors are elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the director’s earlier resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the eight persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below is unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below, who are presently members of the Company’s Board of Directors, has indicated to the Board of Directors of the Company that he or she will be available to serve.

All nominees have been recommended by the Company’s Nominating and Corporate Governance Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to iCAD and our Board.

Name	Age	Principal Occupation or Employment	Director Since
Dr. Lawrence Howard	60	General Partner of Hudson Ventures, LP	2006
Kenneth Ferry	59	President and Chief Executive Officer, iCAD, Inc.	2006
Rachel Brem, MD	54	Professor and Vice Chair, Department of Radiology, The George Washington University, Washington, DC, Associate Director of the George Washington Cancer Institute	2004
Anthony Ecock	51	General Partner, Welsh, Carson, Anderson & Stowe	2008
Michael Klein	59	Chief Executive Officer, US HIFU	2010
Steven Rappaport	64	Partner, RZ Capital, LLC	2006
Somu Subramaniam	58	Managing Partner, New Science Ventures	2010
Elliot Sussman, MD	61	Chairman of the Villages Health and Professor of Medicine, University of South Florida College of Medicine	2002

Dr. Lawrence Howard was appointed Chairman of the Board in 2007 and has been a director of the Company since November 2006. Dr. Howard has been, since March 1997, a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P. (“HVP”), a limited partnership that is qualified as a small business investment company. Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to HVP. Since November 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P. He was a founder and has been since November 1987, and continues to be, a director of Presstek, Inc. (“Presstek”), a public company which has developed proprietary imaging and consumables technologies for the printing and graphic arts industries, and served in various officer positions at Presstek from October 1987 to June 1993, lastly as its Chief Executive Officer. We believe Dr. Howard’s qualifications to serve on our Board of Directors include his financial expertise and his understanding of our products and market.

Kenneth Ferry has served as the Company’s President and Chief Executive Officer since May 2006. He has over 25 years of experience in the healthcare technology field, with more than 10 years’ experience in senior management positions. Prior to joining the Company, from October 2003 to May 2006, Mr. Ferry was Senior Vice President and General Manager for the Global Patient Monitoring business for Philips Medical Systems, a leader in the medical imaging and patient monitoring systems business. In this role he was responsible for Research & Development, Marketing, Business Development, Supply Chain and Manufacturing, Quality and Regulatory, Finance and Human Resources. From September 2001 to October 2003, Mr. Ferry served as a Senior Vice President in the North America Field Organization of Philips Medical Systems. From 1983 to 2001, Mr. Ferry served in a number of management positions with Hewlett Packard Company, a global provider of products, technologies, software solutions and services to individual consumers and businesses and Agilent Technologies, Inc., a provider of core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. We believe Mr. Ferry’s qualifications to serve on our Board of Directors include his global executive leadership skills and significant experience as an executive in the healthcare industry.

Dr. Rachel Brem is currently the Professor and Vice Chairman in the Department of Radiology at The George Washington University Medical Center and Associate Director of the George Washington Cancer Institute. Dr. Brem has been at the George Washington University since 2000. From 1991 to 1999 Dr. Brem was at the John Hopkins Medical Institution where she introduced image guided minimally invasive surgery and previously was the Director of Breast Imaging. Dr. Brem is a nationally and internationally recognized expert in new technologies for the improved diagnosis of breast cancer and has published over 80 manuscripts. We believe Dr. Brem’s qualifications to serve on our Board of Directors include her expertise in the medical field specifically the diagnosis of breast cancer as well as her understanding of our products and market.

Anthony Ecock is a General Partner with the private equity investment firm of Welsh, Carson, Anderson & Stowe (“WCAS”), which he joined in 2007. He has over 25 years of experience in the healthcare field with 8 years in senior management positions at leading healthcare technology companies. At WCAS, Mr. Ecock leads the Resources Group, a team responsible for helping its 30 portfolio companies identify and implement initiatives to increase growth, earnings and cash flow. Before joining WCAS, he served as Vice President and General Manager of GE Healthcare’s Enterprise Sales organization from 2003 to 2007. From 1999 to 2003, he served as Senior Vice President and Global General Manager of Hewlett Packard’s, then Agilent’s and finally Philips’ Patient Monitoring divisions. Mr. Ecock spent his early career at the consulting firm of Bain & Company, where he was a Partner in the healthcare and technology practices and Program Director for Consultant Training. We believe Mr. Ecock’s qualifications to serve on our Board of Directors include his financial expertise and his years of experience in the healthcare and technology markets.

Michael Klein, is currently the Chief Executive Officer at US HIFU, previously he was President and CEO of Xoft, Inc, a position he held since 2005 until the sale of Xoft to iCAD, Inc. in December 2010. Mr. Klein led the development, approval and commercialization of Xoft’s non-radioactive x-ray technology for radiation therapy. The Xoft platform offering is used to treat breast, vaginal and skin cancers. Prior to joining Xoft, from 2000 to 2004, Mr. Klein served as Chairman, President and CEO of R2 Technology, Inc., a breast and lung cancer computer aided detection company. From 1997 to 2000 he served as General Manager of Varian Medical Systems’ Oncology Group where he managed businesses ranging from $25 million to $250 million. Mr. Klein has also served on the Board of Sanarus Medical, a breast biopsy and cryo-ablation company focused on the treatment of fibro adenomas. He received his MBA degree from the New York Institute of Technology and completed his post-graduate Executive Education Studies at Harvard University and Babson College. In 2008, Mr. Klein received the R&D Magazine Top 100 Award on behalf of Xoft, where honors were awarded for the 100 most technologically significant new products of 2008. A similar award was received in 2008 from Frost & Sullivan. We believe Mr. Klein’s qualifications to serve on our Board include his understanding of our products and market combined with his executive leadership skills and significant experience as an executive in the healthcare industry.

Steven Rappaport has been a partner of RZ Capital, LLC since July 2002, a private investment firm that also provides administrative services for a limited number of clients. From March 1995 to July 2002, Mr. Rappaport was Director, President and Principal of Loanet, Inc., an online real-time accounting service used by brokers and institutions to support domestic and international securities borrowing and lending activities. Loanet, Inc. was acquired by SunGard Data Systems in May 2001. From March 1992 to December 1994, Mr. Rappaport was Executive Vice President of Metallurg, Inc. (“Metallurg”), a producer and seller of high quality specialty metals and alloys, and President of Metallurg’s subsidiary, Shieldalloy Corporation. He served as Director of Metallurg from 1985 to 1998. From March 1987 to March 1992, Mr. Rappaport was Director, Executive Vice President and Secretary of Telerate, Inc. (“Telerate”), an electronic distributor of financial information. Telerate was acquired by Dow Jones over a number of years commencing in 1985 and culminating in January 1990, when it became a wholly-owned subsidiary. Mr. Rappaport practiced corporate and tax law at the New York law firm of Hartman & Craven from August 1974 to March 1987. He became a partner in the firm in 1979. Mr. Rappaport is currently serving as an independent director of Presstek and a number of open and closed end American Stock Exchange funds of which Credit Suisse serves as the investment adviser and a number of closed end mutual funds of which Aberdeen Investment Trust serves as the adviser. In addition, Mr. Rappaport serves as a director of several privately owned businesses and a few not for profit organizations. We believe Mr. Rappaport’s qualifications to serve on our Board of Directors include his extensive financial and legal expertise combined with his experience as an executive officer, partner and director.

Somu Subramaniam, is currently a Managing Partner and co-founder of New Science Ventures, a New York-based venture capital firm that invests in both early and late stage companies, using novel scientific approaches to address significant unmet needs and create order of magnitude improvements in performance. Mr. Subramaniam serves on several Boards of companies managed in New Science Venture’s portfolio, including Achronix Semiconductor Corporation, RF Arrays, Inc., Lightwire, Inc., Silicon Storage Technology, Inc., MagSil Corporation, Trellis BioScience, Inc., and BioScale, Inc. Prior to starting New Science Ventures in 2004, Mr. Subramaniam was a Director at McKinsey & Co. and at various times led their Strategy Practice, Technology Practice and Healthcare Practice. While at McKinsey, he advised leading multinational companies in the pharmaceuticals, medical devices, biotechnology, photonics, software and semiconductor industries. He was also a member of McKinsey’s Investment Committee. Mr. Subramaniam received his undergraduate degree (B.Tech) from the Indian Institute of Technology and his M.B.A. from Harvard Business School. We believe Mr. Subramaniam’s qualifications to serve on our Board include his extensive financial and legal expertise combined with his experience as an executive officer, partner and director.

Dr. Elliot Sussman is currently a Chairman of The Villages Health and Professor of Medicine at the University of South Florida College of Medicine. From 1993 to 2010, Dr. Sussman served as President and Chief Executive Officer of Lehigh Valley Health Network. Dr. Sussman served as a Fellow in General Medicine and a Robert Wood Johnson Clinical Scholar at the University of Pennsylvania, and trained as a resident at the Hospital of the University of Pennsylvania. Dr. Sussman is a director and the Chairperson of the compensation committee of the Board of Directors of Universal Health Realty Income Trust, a public company involved in real estate investment trust primarily engaged in investing in healthcare and human service-related facilities. We believe Dr. Sussman’s qualifications to serve on our Board include his experience as a Chief Executive Officer of a leading healthcare network, combined with his medical background and his understanding of our products and market.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that Drs. Brem and Sussman and Messrs. Rappaport, Ecock, Klein and Subramaniam, meet the director independence requirements under the applicable Listing Rule of The NASDAQ Stock Market LLC (“NASDAQ”). In reaching this conclusion the Board reviewed the definition of independence under the applicable NASDAQ Listing Rule and the answers to annual questionnaires completed by each of the independent directors.

Leadership Structure

The Board believes that the Company and its stockholders are best served by having a Board Chairman whose duties are separate from those of the Chief Executive Officer. In accordance with our bylaws our Board of Directors elects our Chief Executive Officer and our Board Chairman. The Chairman is selected from among the directors.

Board Oversight of Risk

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, transactional and reputational risks. The full Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

BOARD OF DIRECTOR MEETINGS AND BOARD COMMITTEES

During the fiscal year ended December 31, 2012, the Board held 4 meetings. In addition, the Board took action by unanimous written consent in lieu of meetings. During 2012, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings of all Board committees on which they served.

The Company’s current policy strongly encourages that all of its Directors attend all Board and Committee meetings and the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance. 5 of the then serving eight directors attended last year’s Annual Meeting of Stockholders.

BOARD COMMITTEES

The Board of Directors maintains an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are comprised solely of persons who meet the definition of an “Independent Director” under the applicable Listing Rule of NASDAQ. In addition, the Board has determined that each member of the Audit Committee meets the independence requirements of applicable SEC rules. The Audit Committee and the Compensation Committee operate under written charters adopted by the Board of Directors. A copy of our Nominating and Corporate Governance Committee charter, our Audit Committee Charter and our Compensation Committee Charter are available on our website, at the following address:

www.icadmed.com/investors/profile/corporateprofile.cfm

The Audit Committee, among other things, selects the firm to be appointed as the independent registered public accounting firm to audit our financial statements and reviews and discusses the scope and results of each audit with the independent registered public accounting firm and with management. The Audit Committee held 5 meetings during 2012. The Audit

Committee currently consists of, Mr. Rappaport, Chairperson, and Mr. Ecock and Dr. Sussman. The Board of Directors has determined that Mr. Rappaport qualifies as the Audit Committee’s “financial expert” under applicable SEC rules and determined that each member met the criteria of “independent director” under applicable NASDAQ and SEC rules.

The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board corporate governance policies for iCAD, establishing procedures for the director nomination process and recommending nominees for election to the Board. The Nominating and Corporate Governance Committee held 1 meeting during 2012. The Nominating and Corporate Governance Committee currently consists of, Mr. Ecock, Chairperson, and Dr. Brem and Mr. Subramaniam each of whom was determined by the Board to have met the criteria of an “independent director” under applicable NASDAQ rules.

The Compensation Committee of the Board of Directors is responsible for, among other things, assisting the Board in overseeing our executive compensation strategy and reviewing and approving the compensation of our executive officers and administering our various stock option and incentive plans. Under our 2007 and 2012 Stock Incentive Plan certain of the administrative functions may be delegated to our Chief Executive Officer or Chief Financial Officer. The Compensation Committee held 1 meeting during 2012. The Compensation Committee currently consists of, Dr. Sussman, Chairperson, and Dr. Brem and Mr. Klein. The Board of Directors determined that each met the criteria of an “independent director” under applicable NASDAQ rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires certain of our officers and our directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, we believe that during the year ended December 31, 2012, all filing requirements applicable to all of our officers, directors, and greater than 10% beneficial stockholders were timely complied with.

CODE OF BUSINESS CONDUCT AND ETHICS

iCAD has developed and adopted a comprehensive Code of Business Conduct and Ethics to cover all employees. Copies of the Code of Business Conduct and Ethics can be obtained, without charge, upon written request, addressed to:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Corporate Secretary

COMMUNICATIONS WITH THE BOARD

The Board of Directors, through its Nominating and Corporate Governance Committee, has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of iCAD, Inc. c/o Corporate Secretary, 98 Spit Brook Road, Suite 100, Nashua, NH 03062. Stockholders should identify their communication as being from an iCAD stockholder. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by an iCAD stockholder before transmitting the communication to the Board of Directors.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, iCAD, Inc., 98 Spit Brook, Suite 100, Nashua, NH 03062.

The Nominating and Corporate Governance Committee will consider nominees recommended by iCAD stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications, and complies with the procedures set forth below under “Deadline and Procedures for Submitting Board Nominations”. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under applicable NASDAQ Rules, or, alternatively, a statement that the recommended candidate would not be so barred. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive. A nomination which does not comply with the above requirements will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Nominating and Corporate Governance Committee. When reviewing candidates to our Board, the Nominating and Corporate Governance Committee consider the evolving needs of the Board and seek candidates that fill any current or anticipated future needs. The Nominating and Corporate Governance Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for iCAD. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to iCAD.

Such persons should not have commitments that would conflict with the time commitments of a Director of iCAD. Such persons shall have other characteristics considered appropriate for membership on the Board of Directors, as determined by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials in the context of the foregoing standards.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

Our By-laws requires a stockholder wishing to nominate a candidate for election to our Board of Directors at a meeting of our stockholders to give written notice, containing the required information specified above, that must be delivered personally to or mailed to and received by our Corporate Secretary at our principal executive offices (currently located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062), not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that we give less than 65 days’ notice or prior public disclosure of the date of the meeting to our stockholders, notice by the stockholder to be timely must be received by our Corporate Secretary not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made. Any such notice must set forth: (i) the name and record address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares of our stock which are held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by such stockholder; (v) the name, age, business address and residence address of the nominee and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed by us pursuant to the proxy rules of the SEC, had each nominee been nominated, or intended to be nominated by our Board of Directors; and (vi) the written consent of each nominee to serve as our director, if so elected.

COMPENSATION OF DIRECTORS

Compensation of Directors is determined by the Board in conjunction with recommendations made by the Compensation Committee. The following is the 2012 compensation paid to those members of the Board who are not employed by us or any of our subsidiaries and were not employed by us or any of our subsidiaries at December 31, 2012, our “Non-Employee Directors”.

2012 Non-Employee Director Compensation:

Cash Compensation

a) Amounts. For 2012, each Non-Employee Director received an annual retainer of $18,000 (pro-rated for those directors who did not serve for the entire calendar year) except for the Chairperson of the Board who received an annual retainer of $35,000. In addition to the $18,000 retainer, the Chairperson of the Audit Committee received an annual fee of $7,500 and the Chairperson of the Compensation Committee received an annual fee of $3,000, and effective October, 2012 the Chairperson of the Nominating and Corporate Governance Committee will receive an annual fee of $2,000 for service in 2013. The fee for the Nominating and Corporate Governance Committee paid in January, 2013, was pro-rated for one quarter in 2012. Our designated “financial expert” would receive an additional annual fee of $5,000 unless the financial expert is also the Chairperson of the Audit Committee and received the $7,500 fee for acting as such Chairperson, in which case the $5,000 is included in the $7,500 fee. Our Chairperson of the Audit Committee is currently also our designated financial expert.

Additionally, for each Board or Board Committee meeting attended in person, each Non-Employee Director received $1,000. For each Board meeting attended telephonically, each Non-Employee Director received $1,000. For each Board Committee meeting attended telephonically, each Non-Employee Director received $500, and effective October, 2012 (paid in January, 2013) for each Board Committee meeting attended telephonically, each Non-Employee Director received $1,000.

b) Payment Dates. The Non-Employee Director annual board retainer, Committee Chair retainer and the designated financial expert retainer was paid quarterly, in arrears on the 20th day of April, July, October and January of each year (or if such date was not a business day on the next following business day). The $1,000 and/or $500 fees for attendance at Board or Board Committee meetings was also paid in arrears on the 20th day of April, July, October and January of each year (or if such date was not a business day on the next following business day) for meetings attended in the immediately preceding quarter (each a “payment date”).

c) Election to receive options in lieu of cash fees.

In lieu of receiving the cash payments set forth above, each Non-Employee Director was entitled to choose to receive five-year non-qualified stock options to purchase that number of shares of our Common Stock that has a Black Scholes value (as determined by us using the same methodology we use to calculate options for purposes of our audited financial statements) on a given payment date equal to the value of the cash fees the director would otherwise be entitled to. An election, once made, was irrevocable and covered all of the cash fees for the ensuing year. Any options issued under this election vested immediately upon the date of issuance and had an exercise price equal to the fair market value of the common stock on the applicable payment date and were not subject to forfeiture as a result of the director ceasing to act as a director of iCAD. One director received 25,682 stock options under this election during 2012.

Equity Compensation

a.) Initial Awards of Options for New Directors.

Any person who is elected or appointed as an Non-Employee Director and who has not served as our director in the prior calendar year automatically receives, on the date of election or appointment to the Board, an award of five-year immediately exercisable non-qualified stock options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant and that will not be subject to forfeiture as a result of the director ceasing to act as our director.

b.) Quarterly Option Awards.

On each payment date in 2012, each Non-Employee Director was granted five-year immediately exercisable non-qualified options to purchase shares of our Common Stock. The options were payable in arrears for Board or Board Committee services rendered by the Non-Employee Director in the three month period immediately preceding the date of the award or “Service Period”. The exercise price of these options is equal to the fair market value of the Common Stock on the applicable quarterly payment date and are not subject to forfeiture as a result of the director ceasing to act as our director. A total of 750 options were granted to each director who served for the entire Service Period. Any Non-Employee Director who served for only a portion of the Service Period received proportionately fewer options.

During 2012, the Board of Directors engaged Pearl Meyer (an independent compensation consultant) to review the competitiveness and structure of the non-employee director compensation. The Compensation Committee considered the findings of the consultant and recommended to the Board revising the option grants from quarterly grants that are immediately fully vested to annual grants that are exercisable beginning on the first anniversary of the grant date. Additionally, the Compensation Committee recommended to the Board to increase, the fee for telephonic meetings from $500.00 to $1,000.00 and providing a fee of $2,000.00 for the chairperson of the Nominating and Corporate Governance Committee. The Board accepted and approved each of the Compensation Committee’s recommendations

The following table provides information on director compensation paid by us to our “Non-Employee Directors” during 2012. Mr. Kenneth Ferry, who serves on our Board does not receive additional compensation for serving on the Board.

DIRECTOR COMPENSATION

Name (2)	Fees earned or paid in cash ($)	Option Awards (1) ($)	Total ($)
Dr. Lawrence Howard	38,000	5,167	43,167
Dr. Rachel Brem	22,500	7,888	30,388
Anthony Ecock	25,000	3,063	28,063
Michael Klein	22,500	3,063	25,563
Steven Rappaport	32,000	5,167	37,167
Somu Subramaniam	22,000	3,063	25,063
Dr. Elliot Sussman	—	27,626	27,626

1)	The amounts included in the “Option Awards” column represents the grant date fair value of the stock option awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 5 to our Consolidated financial statements on Form 10K. All options granted to directors in 2012 were immediately exercisable.
2)	As of December 31, 2012, the aggregate number of exercisable and unexercised stock options held by each person who was a Non-Employee director was as follows: Dr. Howard – 22,250; Dr. Brem – 52,316; Mr. Ecock – 18,500; Mr. Klein – 10,250; Mr. Rappaport – 56,914; Mr. Subramaniam – 10,250 and Dr. Sussman – 65,898.

2013 Non-Employee Director Compensation:

Our Compensation Committee and Board of Directors determined to continue cash compensation for our Non-Employee Directors in 2013 at the same rate as the 2012 compensation discussed above. For 2013, the Non-Employee Directors will each receive an annual grant of options to purchase 4,300 shares of the Company’s Common Stock (with an exercise price equal to the fair market value on the date of grant) and which will become exercisable one year from the date of grant. In 2012, our Non-Employee Directors received quarterly grants of options to purchase 750 shares of our common stock, which were immediately exercisable.

EXECUTIVE OFFICERS

All officers serve at the direction of our Board of Directors. The Board elects our officers.

In addition to Mr. Kenneth Ferry, our President and Chief Executive Officer, our other executive officers are Mr. Kevin Burns, our Executive Vice President of Finance and Chief Financial Officer, Ms. Stacey Stevens, our Senior Vice President of Marketing and Strategy and Mr. Jonathan Go, our Senior Vice President of Research and Development.

Kevin Burns, 42, has served as the Company’s Executive Vice President of Finance and Chief Financial Officer and Treasurer since April 2011. Mr. Burns has approximately twenty years of professional experience in finance primarily in the technology and healthcare industries. Most recently, Mr. Burns served as senior vice president and chief financial officer at AMICAS, Inc., a publicly traded image and information management solutions company. During his tenure at AMICAS, from November 2004 to May 2010, Mr. Burns led significant revenue and profit growth and culminating in a successful sale of the company. Prior to joining AMICAS, Mr. Burns worked in finance and corporate planning at NMS Communications, a public telecom equipment company in the wireless applications and infrastructure market, from November 2003 to November 2004. Previously, Mr. Burns was the director of corporate development at Demantra, Inc. and has also held senior management positions in finance, accounting and corporate development at MAPICS, Inc. and Marcam Corporation, both public software companies. Mr. Burns earned both a Bachelor of Science degree in Finance and an MBA degree from Babson College.

Stacey Stevens, 45, has served as the Company’s Senior Vice President of Marketing and Strategy since June 2006. During the past 20 years, Ms. Stevens has served in a variety of sales, business development, and marketing management positions with Philips Medical Systems, Agilent Technologies, Inc. and Hewlett Packard’s Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). From February 2005 until joining the Company she was Vice President, Marketing Planning at Philips Medical Systems, where she was responsible for the leadership of all global marketing planning functions for Philips’ Healthcare Business. From 2003 to January 2005, she was Vice President of Marketing for the Cardiac and Monitoring Systems Business Unit of Philips where she was responsible for all marketing and certain direct sales activities for the America’s Field Operation. Prior to that, Ms. Stevens held several key marketing management positions in the Ultrasound Business Unit of Hewlett-Packard/Agilent and Philips Medical Systems. Ms. Stevens earned a Bachelor of Arts Degree in Political Science from the University of New Hampshire, and an MBA from Boston University’s Graduate School of Management.

Jonathan Go, 49, has served as the Company’s Senior Vice President of Research and Development since October 2006. Mr. Go brings more than twenty years of software development experience in the medical industry to his position with the Company. From February 1998 to May 2006, Mr. Go served as Vice President of Engineering at Merge eMed Inc., a provider of Radiology Information System and Picture Archiving and Communication Systems solutions for imaging centers, specialty practices and hospitals. At Merge eMed, Mr. Go was responsible for software development, product management, testing, system integration and technical support for all of eMed’s products. From July 1986 to January 1998, Mr. Go held various development roles at Cedara Software Corp. in Toronto culminating as Director of Engineering. Cedara Software is focused on the development of custom engineered software applications and development tools for medical imaging manufacturers. At Cedara Mr. Go built the workstation program, developing multiple specialty workstations that have been adopted by a large number of partners. Mr. Go earned a Bachelor of Science in Electrical Engineering from the University of Michigan and a Masters of Science in Electrical Engineering and Biomedical Engineering from the University of Michigan.

EXECUTIVE COMPENSATION

Named Executive Officers

For fiscal year 2012, we have determined that our Chief Executive Officer, and (ii) the two most highly compensated executive officers other than the Chief Executive Officer, who served in such capacity during 2012 and at the end of 2012 whose total compensation exceeded $100,000 are our Named Executive Officers:

Kenneth Ferry – President and Chief Executive Officer;

Kevin Burns – Executive Vice President of Finance and Chief Financial Officer; and

Stacey Stevens – Senior Vice President of Marketing and Strategy.

Compensation Overview

iCAD, Inc., is a “smaller reporting company” under the rules promulgated by the Securities and Exchange Commission and the Company complies with the disclosure requirements applicable to smaller reporting companies. This executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation Committee. All compensation for our Named Executive Officers is determined by the Compensation Committee of our board of directors which is composed only of independent directors. The Compensation Committee is responsible for reviewing the performance and establishing the total compensation of our Named Executive Officers on an annual basis. The Compensation Committee discusses compensation matters as part of regularly scheduled meetings. The Compensation Committee administers compensation plans for our Named Executive Officers and is responsible for recommending grants of equity awards under our stock incentive plans to the board of directors for approval. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other Named Executive Officers. Such recommendations are considered by the Compensation Committee; however, the Compensation Committee retains full discretion and authority over the final compensation decisions for the Named Executive Officers. The Compensation Committee has a formal written charter which is available on our website.

The Compensation Committee has the authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the Named Executive Officers.

During 2012, the Compensation Committee engaged Pearl Meyer (an independent compensation consultant) to review and benchmark executive compensation. The consultant reviewed the Compensation for the Named Executive Officers and compared their base salary, target bonus opportunity and equity participation to a peer group and survey data of comparably sized industry comparators. The Compensation Committee considered the findings of the compensation consultant in evaluating executive compensation for 2012 and 2013.

Compensation Philosophy and Objectives. The Compensation Committee’s compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. In order to accomplish this we offer a competitive total compensation package that consists of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the Named Executive Officers should be based on our performance, as the performance of the Named Executive Officers directly affects our results. Therefore, the Compensation Committee typically has developed variable compensation packages for the Named Executive Officers that are largely based on Company financial performance rather than upon the performance of the individual. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our Named Executive Officers.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the Named Executive Officers.

Compensation Structure. The Compensation Committee established in February 2012, a total targeted cash compensation amount for each Named Executive Officer, which included base salary and non-equity incentive compensation (also referred to as cash bonuses), intended to be an incentive for the Named Executive Officers to achieve the targeted financial results for our business and to appropriately compensate the Named Executive Officers if they successfully achieved such performance. The elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A portion of the executives’ compensation is at-risk, and equity based incentives vests over time which ties the executive to both our short-term and long-term success.

The Compensation Committee also considers each Named Executive Officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Key elements of Executive Compensation for the 2012 Named Executive Officers.

Base Salaries. Salaries are established based on the individual responsibilities of the Named Executive Officers in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other Named Executive Officers.

In fiscal year 2012, the Compensation Committee established the base salary for each of the Named Executive Officers as follows: Mr. Ferry, $400,000; Mr. Burns, $270,000; and Ms. Stevens, $245,000. As discussed before, the Compensation Committee engaged the services of Pearl Meyer to assist the Compensation Committee in establishing such salaries.

Non-equity Incentive Compensation. Annually, at the beginning of each fiscal year, the Compensation Committee establishes a non-equity incentive compensation plan as a tool to incentivize the Named Executive Officers to achieve certain Company goals for the forthcoming fiscal year. Cash payments under this plan are paid in arrears on an annual basis if the financial performance goals are met, or at the board’s discretion, taking into account various subjective factors, including individual performance evaluations with regard to our operating performance and execution on plans as presented to the board. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and such objectives are in line with both the short-term and long-term interests of the stockholders.

The 2012 non-equity incentive compensation targets were based on achieving a revenue goal and an adjusted EBITDA goal for Ms. Stevens, and an adjusted EBITDA goal for Mr. Ferry and Mr. Burns. The compensation plan provided for the payment to the Named Executive Officers of a percentage payout of the individuals base salary, which payouts can be earned upon achieving the goals established by the Compensation Committee. Partial payment of the bonus could be achieved at 90% of the target, and overachievement of the targets could result in a payout of a percentage above 100% of the target payout. In 2012, the Company exceeded the adjusted EBITDA performance criteria, but not the revenue criteria. As a result the Compensation Committee authorized payment at 105% of the planned payout for all Named Executive Officers.

Long-term Equity Awards. The Compensation Committee makes recommendations to the full board of directors regarding the granting of equity awards under our stock incentive plans. The Compensation Committee has the ability and flexibility under the various plans to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The incentive plans provide for grants of stock options and shares of restricted stock. The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards are be made subject to vesting and continued employment by the recipient. Long-term equity awards may be granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. The terms of these equity awards generally provide time based vesting provisions and require the recipient remain employed to obtain such awards on each vesting date. In the event of a stock dividend, recapitalization, reclassification, split, or a combination of shares of the Company, an appropriate adjustment shall be made by the Company, in the number, kind, and/or option price of the awarded shares to the end that the proportionate interest of the holder will be maintained as before the occurrence of such event. In the event of a merger or consolidation of the Company or other similar corporate changes, provisions may be made by the board of directors of the Company for the assumption or substitution of the awarded shares. Certain stock options, and/or shares of restricted stock subject to accelerated vesting that have not fully vested as of the date of a change of control) can automatically vest and become immediately exercisable, unless agreed otherwise, upon the date of the change of control according to the specific stock option plan or individual employment agreements. See the narrative description below for each of our Named Executive Officer’s arrangements in this regard.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the Named Executive Officers or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee granted equity awards to the Named Executive Officers in 2012 as noted in detail in the compensation discussion below.

Benefits. We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the Named Executive Officers. These benefits do not discriminate in scope, terms or operation in favor of the Named Executive Officers.

Perquisites. We provide the Named Executive Officers with an annual automobile allowance that the Compensation Committee believes is reasonable, competitive and consistent with our overall executive compensation program.

Employment and Indemnification Agreements. We have employment agreements with each of our Named Executive Officers. Those agreements provide each Named Executive Officer with certain benefits upon termination of employment as noted for each individual. We have also entered into indemnification agreements with each of our Named Executive Officers and directors. Each indemnification agreement provides that we will indemnify the covered individual to the full extent permitted by Delaware law. We maintain directors and officers insurance coverage.

Employment Contracts for our Named Executive Officers

We have entered into the following employment agreements with our Named Executive Officers and their compensation is determined, in part, based upon these employment agreements: See the narrative description below for each of our Named Executive Officer’s arrangements in this regard.

Mr. Kenneth Ferry, our President and Chief Executive Officer. On September 25, 2012, we entered into a new employment agreement with Mr. Ferry, This agreement replaced and superseded the previous employment agreement entered into between us and Mr. Ferry in June 2008. Mr. Ferry’s employment agreement provides for his continued employment as the Company’s Chief Executive Officer and President for an initial term through December 31, 2016, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $400,000. The agreement also provides for his eligibility to receive, during each employment year during the term of the Agreement, a target annual incentive bonus of 55% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee. Mr. Ferry will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to him by the Board.

Mr. Ferry is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason”, Mr. Ferry will receive an amount equal to his base salary then in effect for one (1) year plus the pro rata portion of any incentive bonus earned in any employment year through the date of his termination. In the event that within six months of a “change in control”, either (i) Mr. Ferry is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason”, as all such terms are defined in the employment agreement, he will be entitled to receive his base salary then in effect for two (2) years from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to his agreement, Mr. Ferry was also granted an option to purchase 200,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at an exercise price of $2.27 per share, the closing sale price of the Common Stock on September 25, 2012 (the “Grant Date”). The options vest and become exercisable in four annual installments of 50,000 shares commencing on the Grant Date and expire on the ten year anniversary of the Grant Date. The unvested portion of the award will automatically vest if Mr. Ferry’s employment is terminated without cause or for good reason within six (6) months of a change in control.

On February 7, 2012, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $400,000 (effective March 1, 2012) and granted him options to purchase, under the Company’s 2007 Stock Incentive Plan, 40,000 shares of the Company’s Common Stock, at an exercise price equal to the closing price of the Company’s Common Stock on February 7, 2012, such options are exercisable in three equal annual installments with the first installment vesting on February 7, 2013 and the options expiring on the ten year anniversary of the grant date.

On February 12, 2013, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $415,000 (effective March 1, 2013) and granted him 60,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan, which vests in three equal annual installments with the first installment vesting on February 12, 2014.

Mr. Kevin Burns, our Executive Vice President of Finance and Chief Financial Officer On April 26, 2011, the Company entered into an employment agreement with Mr. Burns that provides for his employment as the Company’s Executive Vice President of Finance, Chief Financial Officer and Treasurer for a term commencing on April 26, 2011 and expiring on April 30, 2014, subject to one-year renewals after the expiration of the term unless terminated by the Company or the Executive upon 90 days prior written notice, at an annual base salary of $255,000. The agreement also provides for Mr. Burns to be eligible to receive during each employment year during the term of the Agreement an annual target incentive bonus (the “Incentive Bonus”) in each calendar year of an amount equal to 40% of his base salary then in effect if the Company achieves goals and objectives established by the Compensation Committee.

Mr. Burns is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The employment agreement provides that if his employment is terminated without cause, Mr. Burns will receive an amount equal his base salary then in effect for the remainder of his original term of employment plus the pro rata portion of the Incentive Bonus, if any, earned in the employment year through the date of his termination as determined at the discretion of the Board. In the event that within six months of a “change in control”, either (i) Mr. Burns is terminated by the Company without “cause” or (ii) he terminates the agreement for “good reason” (as all such terms are defined in the employment agreement), he will be entitled to receive his base salary then in effect for the greater of the remainder of her original term of employment or one (1) year from the date of termination plus any Incentive Bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to the employment agreement and as an inducement to his joining the Company, Mr. Burns was also granted Non-Qualified Stock Options outside of a shareholder approved plan to purchase 100,000 shares of the Company’s common stock, par value $0.01 per share on April 26, 2011, with an exercise price equal to $5.60, the closing sale price of the common stock on that date. The options become exercisable as to one third of the shares covered thereby on the first, second and third year anniversary of the date of grant. The options expire on April 26, 2021, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Burns’ employment is terminated by the Company or by Mr. Burns for “good reason” without “cause” within six (6) months of a “change in control” as such terms are defined in his employment agreement.

On February 7, 2012, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee, increased Mr. Burn’s annual base salary to $270,000 (effective March 1, 2012) and granted him options to purchase, under the Company’s 2007 Stock Incentive Plan, 25,000 shares of the Company’s Common Stock, at an exercise price equal to the closing price of the Company’s Common Stock on February 7, 2012, such options are exercisable in three equal annual installments with the first installment vesting on February 7, 2013 and the options expiring on the ten year anniversary of the grant date

On February 12, 2013, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee, increased Mr. Burns annual base salary to $280,000 (effective March 1, 2013) and granted him 30,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan, which vests in three equal annual installments with the first installment vesting on February 12, 2014.

Ms. Stacey Stevens, our Senior Vice President of Marketing and Strategy. On June 25, 2008, we entered into a new employment agreement, effective as of June 1, 2008, with Ms. Stevens. This agreement replaced and superseded the previous employment agreement entered into between us and Ms. Stevens in June 2006. Ms. Stevens employment agreement provides for her employment for an initial term through December 31, 2011, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $200,000 with such increases as determined by the Board. Ms. Stevens is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The agreement also provides for her eligibility to receive, during each employment year during the term of the agreement, a target annual incentive bonus of 40% of her base salary if we achieve goals and objectives determined by the Board. Ms. Stevens will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to her by the Board.

The employment agreement provides that if her employment is terminated without “cause” or if she terminates his employment for “good reason,” Ms. Stevens will receive an amount equal to her base salary then in effect for one (1) year plus the pro rata portion of any incentive bonus earned in any employment year through the date of her termination. In the event that within six months of a “change in control”, either (i) Ms. Stevens is terminated by the Company without “cause” or (ii) she terminates her agreement for “good reason,” as all such terms are defined in the employment agreement, she will be entitled to receive her base salary then in effect for one (1) year from the date of termination plus any incentive bonus which otherwise would have been payable to her for any employment year in which the date of her termination occurred.

On February 7, 2012, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens annual base salary to $245,000 (effective March 1, 2012) and granted her options to purchase, under the Company’s 2007 Stock Incentive Plan, 20,000 shares of the Company’s Common Stock, at an exercise price equal to the closing price of the Company’s Common Stock on February 7, 2012, such options to be exercisable in three equal annual installments with the first installment vesting on February 7, 2013 and the options expiring on the ten year anniversary of the grant date.

On February 12, 2013, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens annual base salary to $255,000

(effective March 1, 2013) and granted her 25,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan, which vests in three equal annual installments with the first installment vesting on February 12, 2014.

The following table provides information on the compensation provided by us to our Named Executive Officers for 2011 and 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Stock Awards (1) $	Option Awards (2) $	Non-Equity Incentive Plan Compensation (3) $	All Other Compensation (4) $	Total $

Kenneth Ferry
President, Chief Executive Officer	2012	398,048		272,050	231,000	39,533	940,631
	2011	383,470	203,980	353,140	212,000	33,661	1,186,251
Kevin C. Burns
Executive Vice President of Finance, Chief Financial Officer	2012	267,862		89,600	113,400	28,000	498,862
	2011	166,363	—	283,240	102,000	15,825	567,428
Stacey Stevens
Senior Vice President of Marketing and Strategy	2012	243,850		82,400	102,900	24,240	453,390
	2011	233,900	—	109,260	94,000	22,125	459,285

(1)	The amounts included in the “Stock Awards” column represents the grant date fair value of the restricted stock awards granted to the Named Executive Officers, computed in accordance with FASB ASC Topic 718.
(2)	The amounts included in the “Option Awards” column represents the grant date fair value of the stock option awards granted to the Named Executive Officers, computed in accordance with FASB ASC Topic 718.
(3)	The 2012 performance target for Messrs. Ferry (100%) and Burns (100%), and Ms. Stevens (50%) was the Company’s achievement of the adjusted EBIDTA loss of $1.5 million, as established by the Compensation Committee. The Company’s actual adjusted EBIDTA loss was $1.4 million. In addition, 50% of the 2012 performance target for Ms. Stevens was the achievement of the Company’s revenue goal. The Company actual results were at 88% of the goal as established by the Compensation Committee. For the year ended December 31, 2012, Messrs. Ferry and Burns and Ms. Stevens received performance-based cash incentive bonuses of $231,000, $113,400 and $102,900, respectively, pursuant to their employment agreements.

The 2011 performance target for Messrs. Ferry (100%) and Burns (100%), and Ms. Stevens (50%) was the Company’s achievement of approximately $12.3 million of pretax loss before any extra ordinary expense, as established by the Board of Directors. The Company’s actual pretax profit before extraordinary expenses was 101% of the target. In addition, 50% of the 2011 performance target for Ms. Stevens was the Company’s achievement of approximately $33.3 million of revenue. The Company actual results were at 86% of the targeted revenue established by the Board of Directors. For the year ended December 31, 2011, Messrs. Ferry and Burns and Ms. Stevens received performance-based cash incentive bonuses of $212,000, $102,000 and $94,000, respectively, pursuant to their employment agreements.

(4)	The amounts shown in the “All Other Compensation” column for Mr. Ferry consists of an automobile allowance of $26,400 for each of 2012 and 2011, and $3,133 and $3,136 of life insurance premiums paid by us each year. For Mr. Burns and Ms. Stevens the amounts represent payments to each of an automobile allowance of $18,000. In 2012, $10,000 of a 401K Company match was paid to Messrs. Ferry and Burns and $6,240 to Ms. Stevens. For 2011, $4,125 of a 401K Company match was paid to Messrs. Ferry and Burns and Ms. Stevens.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding stock options and restricted stock held by each of the Named Executive Officers at December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Name
Kenneth Ferry	20,000	40,000	(1)	5.75	3/29/2021	10,000	(7)	47,900
	23,333	46,667	(2)	5.10	7/8/2021	26,667	(8)	127,735
		40,000	(3)	2.90	2/7/2022
	50,000	150,000	(4)	2.27	9/25/2022
Kevin Burns	33,333	66,667	(5)	5.60	4/26/2021
		25,000	(3)	2.90	2/7/2022
		50,000	(6)	2.27	9/25/2022
Stacey Stevens	6,667	13,333	(1)	5.75	3/29/2021	5,000	(7)	23,950
	6,667	13,333	(2)	5.10	7/8/2021
		20,000	(3)	2.90	2/7/2022
		50,000	(6)	2.27	9/25/2022

(1)	Each of theses options vest in three equal annual installments with the first installment vesting on March 29, 2012.
(2)	Each of theses options vest in three equal annual installments with the first installment vesting on July 8, 2012.
(3)	Each of theses options vest in three equal annual installments with the first installment vesting on February 7, 2013.
(4)	This option vests in four equal annual installments with the first installment vesting on September 25, 2012.
(5)	This option vests in three equal annual installments with the first installment vesting on April 26, 2012.
(6)	Each of these options vest in three equal annual installments with the first installment vesting on September 25, 2013.
(7)	Each of these restricted stock awards vests in three equal annual installments with the third installment vesting on March 1, 2013.
(8)	This restricted stock award vests in three equal annual installments with the first installment vesting on July 8, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information regarding our Common Stock owned on March 28, 2013 by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of our Common Stock, (ii) each of our Named Executive Officers, (iii) each of our directors and (iv) all current executive officers and directors as a group. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc. 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062.

BENEFICIAL OWNERSHIP TABLE

Title of Class	Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)		Percentage of Class
Common	Dr. Lawrence Howard	622,271	(3)	5.7%
Common	Kenneth Ferry	307,600	(4)	2.8%
Common	Dr. Rachel Brem	49,908	(5)	*
Common	Anthony Ecock	18,500	(6)	*
Common	Steven Rappaport	96,576	(7)	*
Common	Dr. Elliot Sussman	108,349	(8)	*
Common	Michael Klein	72,758	(9)	*
Common	Somu Subramaniam	380,746	(10)	3.5%
Common	Kevin Burns	43,939	(11)	*
Common	Jonathan Go	52,000	(12)	*
Common	Stacey Stevens	63,681	(13)	*
Common	All current executive officers and directors as a group (11 persons)	1,816,328	(14)	16.2%

* Less than one percent

1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 28, 2013, upon (i) the exercise of options; (ii) vesting of restricted stock; (iii) warrants or rights; (iv) through the conversion of a security; (v) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (vi) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from March 28, 2013, have been exercised.

2)	Unless otherwise noted, we believe that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.

3)	Includes exercisable options to purchase 750 shares at $13.65 per share, 750 shares at $14.50 per share, 750 shares at $13.90 per share, 750 shares at $6.95 per share, 750 shares at $5.05 per share, 750 shares at $6.10 per share, 750 shares at $10.15 per share, 750 shares at $7.45 per share, 750 shares at $9.05 per share, 750 shares at $9.75 per share, 750 shares at $7.55 per share, 750 shares at $7.10 per share, 750 shares at $5.75 per share, 750 shares at $5.00 per share, 750 shares at $3.10 per share, 25,000 shares at $3.75 per share, 750 shares at $2.80 per share, 750 shares at $2.25 per share, 750 shares at $2.00 per share, 1,500 shares at $2.15 per share and 1,500 shares at $2.00 per share. Also includes (i) 447,871 shares of common stock held by Dr. Howard, (ii) 2,300 shares beneficially owned by Dr. Howard’s wife and (iii) 150,600 shares beneficially owned by Dr. Howard’s children.

4)	Includes exercisable options to purchase 40,000 shares of Common Stock at $5.75 per share, 23,333 shares of Common Stock at $5.10 per share, 50,000 shares of Common Stock at $2.27 per share and 13,333 shares at $2.90 per share. Also includes 180,934 shares of common stock held by Mr. Ferry.

5)	Consists of exercisable options to purchase 9,000 shares of Common Stock at $16.75 per share, 1,963 shares at $13.65 per share, 2,259 shares at $14.50 per share, 1,844 shares at $13.90 per share, 2,998 shares at $6.95 per share, 4,091 shares at $5.05 per share, 3,713 shares at $6.10 per share, 2,536 shares at $10.15 per share, 3,089 shares at $7.45 per share, 750 shares at $9.05 per share, 750 shares at $9.75 per share, 750 shares at $7.55 per share, 750 shares at $7.10 per share, 750 shares at $5.75 per share, 750 shares at $5.00 per share, 750 shares at $3.10 per share, 5,000 shares at $3.75 per share, 750 shares at $2.80 per share, 750 shares at $2.25 per share, 750 shares at $2.00 per share, 3,393 shares at $2.15 per share and 2,522 shares at $2.00 per share.

6)	Consists of exercisable options to purchase 5,000 shares of Common Stock at $16.65 per share, 750 shares at $14.50 per share, 750 shares at $13.90 per share, 750 shares at $6.95 per share, 750 shares at $5.05 per share, 750 shares at $6.10 per share, 750 shares at $10.15 per share, 750 shares at $7.45 per share, 750 shares at $9.05 per share, 750 shares at $9.75 per share, 750 shares at $7.55 per share, 750 shares at $7.10 per share, 750 shares at $5.75 per share, 750 shares at $5.00 per share, 750 shares at $3.10 per share, 750 shares at $2.80 per share, 750 shares at $2.25 per share, and 1,500 shares at $2.00 per share.

7)	Includes exercisable options to purchase 2,443 shares at $13.65 per share, 2,613 shares at $14.50 per share, 2,316 shares at $13.90 per share, 4,173 shares at $6.95 per share, 5,135 shares at $5.05 per share, 4,340 shares at $6.10 per share, 3,188 shares at $10.15 per share, 4,123 shares at $7.45 per share, 3,734 shares at $9.05 per share, 2,790 shares at $9.75 per share, 4,476 shares at $7.55 per share, 4,333 shares at $7.10 per share, 750 shares at $5.75 per share, 750 shares at $5.00 per share, 750 shares at $3.10 per share, 5,000 shares at $3.75 per share, 750 shares at $2.80 per share, 750 shares at $2.25 per share, 750 shares at $2.00 per share, 1,500 shares at $2.15 per share and 1,500 shares at $2.00 per share. Also includes 40,412 shares of common stock held by Mr. Rappaport.

8)	Includes exercisable options to purchase 2,114 shares at $13.65 per share, 2,400 shares at $14.50 per share, 2,093 shares at $13.90 per share, 3,713 shares at $6.95 per share, 4,787 shares at $5.05 per share, 3,827 shares at $6.10 per share, 2,879 shares at $10.15 per share, 3,718 shares at $7.45 per share, 750 shares at $9.05 per share, 750 shares at $9.75 per share, 750 shares at $7.55 per share, 750 shares at $7.10 per share, 750 shares at $5.75 per share, 750 shares at $5.00 per share, 750 shares at $3.10 per share, 3,000 shares at $3.75 per share, 750 shares at $2.80 per share, 6,977 shares at $2.25 per share, 7,852 shares at $2.00 per share, 3,550 shares at $2.15 per share, 10,303 shares at $2.00 per share and 2,090 shares at $5.15 per share. Also includes 43,045 shares of common stock held by Dr. Sussman.

9)	Includes exercisable options to purchase 5,000 shares of Common Stock at $7.00 per share, 750 shares at $5.75 per share, 750 shares at $5.00 per share, 750 shares at $3.10 per share, 750 shares at $2.80 per share, 750 shares at $2.25 per share and 1,500 shares at $2.00 per share. Also includes 62,508 shares of common stock held by Mr. Klein.

10)	Includes exercisable options to purchase 5,000 shares of Common Stock at $7.00 per share, 750 shares at $5.75 per share, 750 shares at $5.00 per share, 750 shares at $3.10 per share, 750 shares at $2.80 per share, 750 shares at $2.25 per share and 1,500 shares at $2.00 per share. Also includes 370,496 shares of common stock held by Mr. Subramaniam.

11)	Includes 43,939 shares of common stock held by Mr. Burns.

12)	Includes exercisable options to purchase 13,333 shares of Common Stock at $5.75 per share, 10,000 shares at $3.15 per share and 6,667 shares at $2.90 per share. Also includes 22,000 shares of common stock held by Mr. Go.

13)	Includes exercisable options to purchase 13,333 shares of Common Stock at $5.75 per share, 6,667 shares at $1.02 per share and 6,667 shares at $0.58 per share. Also includes 37,014 shares of common stock held by Ms. Stevens.

14)	Includes exercisable options to purchase 30,427 shares of Common Stock at $2.00 per share, 9,943 shares at $2.15 per share, 11,477 shares at $2.25 per share, 50,000 shares at $2.27 per share, 5,250 shares at $2.80 per share, 26,667 shares at $2.90 per share, 5,250 shares at $3.10 per share, 10,000 shares at $3.15 per share, 18,000 shares at $3.75 per share, 5,250 shares at $5.00 per share, 15,513 shares at $5.05 per share, 30,000 shares at $5.10 per share, 6,390 shares at $5.15 per share, 71,917 shares at $5.75 per share, 13,379 shares at $6.10 per share, 12,384 shares at $6.95 per share, 10,000 shares at $7.00 per share, 7,333 shares at $7.10 per share, 12,430 shares at $7.45 per share, 7,476 shares at $7.55 per share, 6,734 shares at $9.05 per share, 5,790 shares at $9.75 per share, 10,104 shares at $10.15 per share, 7,270 shares at $13.65 per share, 7,753 shares at $13.90 per share, 8,773 shares at $14.50 per share and 5,000 shares at $16.65 per share.

Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012.

Plan Category:	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	1,332,882	$4.65	249,013
Equity compensation plans not approved by security holders (1):	102,063	$6.02	-0-

Total	1,434,945	$4.75	249,013

(1)	Represents the aggregate number of shares of common stock issuable upon exercise of individual arrangements with non-plan option holders. See Note 5 of Notes to our consolidated financial statements for a description of our Stock Option and Stock Incentive Plans and certain information regarding the terms of the non-plan options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee is responsible for reviewing and approving or ratifying related-persons transactions. A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. In addition, pursuant to our Code of Business Conduct and Ethics, all of our employees and directors who have become aware of a conflict or potential conflict of interest, are required to notify our Chief Executive Officer. There are no written procedures governing any review of related person transactions.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and representatives of BDO USA, LLP, an independent Registered Public Accounting Firm, to review preparations for the audit and the procedures and timing of the audit of our financial statements. Following completion of the audit of the financial statements, the Audit Committee met with representatives of BDO USA, LLP and management to review the audit findings. The Audit Committee also discussed with representatives of BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communication with Audit Committees”, as adopted by the Public Accounting Oversight Board.

The Audit Committee received the written disclosures and the confirming letter from BDO USA, LLP required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with BDO USA, LLP its independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The Audit Committee –

Steven Rappaport (Chairperson), Anthony Ecock, Elliot Sussman, M.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of the fees billed to the Company by its independent registered public accountants, BDO USA, LLP (formerly BDO Seidman, LLP) for professional services rendered for the years ended December 31, 2012 and 2011:

Audit Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, the review of the financial statements included in the Company’s Forms 10-Q and consents issued in connection with the Company’s filings on Form S-3 and S-8 for 2012 and 2011 totaled $250,000 and $309,000, respectively.

Audit-Related Fees. There were no amounts paid to BDO USA, LLP for audit related fees for the years ended December 31, 2012 and 2011.

Tax and all other Fees. No tax fees or other fees were paid to BDO USA, LLP for the years ended December 31, 2012 and 2011.

Pre-Approval Policies and Procedures

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO USA, LLP. Consistent with the Audit Committee’s responsibility for engaging the Company’s independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee pre-approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee. Services pre-approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit

Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee pre-approved the foregoing audit services provided by BDO USA, LLP.

PROPOSAL II

TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF

INCORPORATION TO DECREASE OUR AUTHORIZED COMMON STOCK

The Board has adopted a resolution approving, and recommends to the stockholders for their approval, a proposed amendment to the Company’s Certificate of Incorporation, as amended (the “Amendment”) to authorize the Board, in its discretion, to decrease our authorized shares of capital stock from 86,000,000 shares to 21,000,000 shares and our authorized shares of Common Stock from 85,000,000 shares to 20,000,000 shares (the “Share Reduction”)

Purpose and Effects for the Amendment

Franchise taxes imposed by the State of Delaware are partly a function of the number of shares of capital stock authorized by our Certificate of Incorporation. We have determined that, based on current rates, decreasing our authorized shares of capital stock from 86,000,000 shares to 21,000,000 shares and decreasing our authorized shares of Common Stock from 85,000,000 shares to 20,000,000 shares will result in an annualized savings of franchise tax of approximately $100,000.

Following the Share Reduction, the number of shares of Common Stock authorized but unissued will be approximately 8,980,000 shares. Our Board of Directors believes that the Share Reduction will not impede our operations and goals, as we do not anticipate a need for shares in excess of those authorized, but unissued shares after the Amendment is affected. The Share Reduction will not have any effect on the rights of our existing stockholders, our outstanding shares of Common Stock or our outstanding options and warrants to purchase shares of Common Stock. The Share Reduction also will not affect the number of authorized shares of preferred stock. For the foregoing reasons, the Board of Directors believes that the Share Reduction is in the best interests of both the Company and our stockholders. However, we cannot give any assurance that such reductions will not have any effect on our share market price.

In the future, the Share Reduction may limit some anti-takeover strategies because our ability to issue additional shares of capital stock to dilute the ownership or voting rights of persons seeking to obtain control of the Company will be limited. We are not aware of any actual or contemplated takeover attempt.

Other than the reduction in the annual Delaware franchise taxes, there are no material taxes or accounting consequences of the reduction in the number of authorized shares of capital stock.

Effective Date

If the proposed Share Reduction is approved at the Annual Meeting, the Amendment would become effective when the filing of the certificate of amendment to the Certificate of Incorporation is accepted and recorded by the office of the Secretary of state of the State of Delaware.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote on this proposal is required to approve the amendment to the Company’s Certificate of Incorporation to affect the Share Reduction. Abstentions and “broker non-votes” have the same effect as negative votes on such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF

INCORPORATION TO EFFECT THE SHARE REDUCTION

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION

APPROVING NAMED EXECUTIVE OFFICER COMPENSATION

The Company is asking its stockholders to approve a non-binding advisory resolution on its named executive officer compensation as reported in this Proxy Statement.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of iCAD, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including as discussed in the section entitled “Executive Compensation”, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON THE

COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL IV

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE FREQUENCY OF

FUTURE NON-BINDING ADVISORY VOTES ON THE RESOLUTION APPROVING

NAMED EXECUTIVE OFFICER COMPENSATION

In Proposal III above, the Company is asking its stockholders to vote on a non-binding advisory resolution on named executive officer compensation, and the Company will provide this type of advisory vote at least once every three years. Pursuant to Section 14A of the Exchange Act, in this Proposal IV the Company is asking its stockholders to vote on the frequency of future non-binding advisory votes on named executive officer compensation.

The Board of Directors believes that an annual advisory vote on executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future non-binding advisory votes on named executive officer compensation to occur every year. While our named executive officer compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that named executive officer compensation disclosures are made annually and holding an annual non-binding advisory vote on named executive officer compensation will provide us with more direct and immediate feedback on our compensation disclosures.

Pursuant to this non-binding advisory vote on the frequency of future non-binding advisory votes on named executive officer compensation, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation. The vote is non-binding on the Board of Directors. Nevertheless, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Director’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “1

YEAR” AS THE PREFERRED FREQUENCY FOR THE APPROVAL OF THE NON-

BINDING ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE

OFFICER COMPENSATION

PROPOSAL V

RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2012. The Audit Committee of the Board of Directors has re-appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013, and the Board is asking stockholders to ratify that selection. Although, current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO USA, LLP for ratification by stockholders as a matter of good corporate practice. The Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO USA, LLP as auditors, at any time during the 2011 fiscal year, if it deems such change to be in the best interest of the Company. If the stockholders do not ratify the selection of BDO USA, LLP, the Audit Committee will review the Company’s relationship with BDO USA, LLP and take such action as it deems appropriate, which may include continuing to retain BDO USA, LLP as the Company’s independent registered public accounting firm. A representative of BDO USA, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF

THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2013.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2014 must submit a notice containing the proposal in proper form consistent with our By-Laws, addressed to the attention of our Corporate Secretary at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, not later than December 12, 2013 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Under our By-Laws, to be in proper form, each such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class or series and number of shares of our stock which are held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date then shall have been made publicly available) and as of the date of such notice; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting, and (vi) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Exchange Act.

If a stockholder submits a proposal after the December 12, 2013 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our annual meeting of stockholders (but not in our proxy statement) for the fiscal year ending December 31, 2013 to be held in 2014, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to our Corporate Secretary in proper form at the address set forth above so that it is received by our Corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company. The Company may engage Innisfree M&A Incorporated as a proxy solicitor to assist in the solicitation of proxies for the 2013 Annual Meeting. The Company expects that the fees to be paid to Innisfree for its solicitation services would be in the range of $7,000.00 to $10,000.00, plus reasonable out of pocket expenses.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 28, 2013. COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AND ANY AMENDMENTS TO THE FORM 10-K, WITHOUT EXHIBITS, WILL BE PROVIDED UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE. A WRITTEN REQUEST FOR THE FORM 10-K SHOULD BE MADE TO:

ICAD, INC.

98 SPIT BROOK ROAD, SUITE 100

NASHUA, NEW HAMPSHIRE 03062

ATTENTION: COMPANY SECRETARY

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,
Kenneth Ferry,
President and Chief Executive
Officer

April 11, 2013

APPENDIX A

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

ICAD, INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of iCAD, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and by substituting in lieu thereof a new first sentence reading as follows:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty One Million (21,000,000), of which Twenty Million (20,000,000) shares shall be Common Stock, par value $.01 per share (“Common Stock”), and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share (“Preferred Stock”).

2. That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

Dated: April 11, 2013

iCAD, INC.

By:	/s/ Kevin Burns
Executive Vice President of Finance and Chief Financial Officer

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THOSE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 5 AND FOR “1 YEAR” ON PROPOSAL 4.	Please mark your votes like this	☒

1.	Election of Directors:	FOR all nominees listed below	☐	WITHHOLD All	☐	FOR all EXCEPT (see instructions below)	☐

NOMINEES:

01 Dr. Lawrence Howard, 02 Kenneth Ferry, 03 Dr. Rachel Brem, 04 Anthony Ecock, 05 Michael Klein, 06 Steven Rappaport, 07 Somu Subramaniam, and 08 Dr. Elliot Sussman

(INSTRUCTION: to withhold authority to vote for any individual nominee, mark for all except and write the number(s) of the nominee(s) on the line below)

2.	To approve an amendment to the Company’s Certificate of Incorporation to reduce the Authorized Shares.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	To approve, by non-binding advisory vote, the frequency of future advisory votes on the resolution approving named executive officer compensation.

☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

5.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

☐ FOR ☐ AGAINST ☐ ABSTAIN

6.	To transact such other business as may properly come before the meeting.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2013.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

iCAD, Inc.

98 Spit Brook, Suite 100

Nashua, New Hampshire 03062

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH FERRY and KEVIN BURNS, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) on Monday, May 20, 2013, at 10:00 AM or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held May 20, 2013

The Proxy Statement and Annual Report to Stockholders are available at

http://www.cstproxy.com/icadmed/2013